                                                                      EXHIBIT 12


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                STATEMENTS OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)

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
                                                   Twelve Months                          Twelve Months
                                                  Ended March 31,                       Ended December 31,
                                                 -----------------      ----------------------------------------------------
                                                  2004       2003        2003       2002        2001       2000        1999
==================================================================      ====================================================
CONSOLIDATED INCOME (LOSS) FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:                  703.5      705.0       727.8      662.3       453.7      455.9       529.6

ADJUSTMENTS:
Distributed (Undistributed) equity income         --         (2.3)        0.1       (2.5)        2.2       (5.5)       (5.8)
Fixed charges *                                   88.8      117.1        91.6      124.4       165.9      190.5       181.7
------------------------------------------------------------------      ----------------------------------------------------
Earnings available                               792.3      819.8       819.5      784.2       621.8      640.9       705.5

*FIXED CHARGES:
Interest on long-term and short-term debt         82.7      111.2        85.8      117.9       161.4      172.0       167.5
Portion of rentals representing interest           6.1        5.9         5.8        6.5         4.5       18.5        14.2
------------------------------------------------------------------      ----------------------------------------------------
Total Fixed Charges                               88.8      117.1        91.6      124.4       165.9      190.5       181.7

RATIO OF EARNINGS TO FIXED CHARGES                8.92       7.00        8.95       6.30        3.75       3.36        3.88
==================================================================      ====================================================

Prior periods have been restated to reflect discontinued operations